									Exhibit 12
First Midwest Bancorp, Inc.
Ratio of Earnings to Fixed Charges (1)
(Dollar amounts in thousands)

	Years Ended December 31,
	2016		2015		2014		2013		2012
Ratio 1 - Including Interest on Deposits
Earnings available for fixed charges:
Net income (loss) from continuing operations	$92,349		$82,064		$69,306		$79,306		$(21,054)
Add:
Income tax expense (benefit)	46,171		37,747		31,170		48,715		(28,882)
Fixed charges	31,497		26,275		24,405		28,134		36,011
Total earnings available for fixed charges	170,017		146,086		124,881		156,155		(13,925)

Fixed charges (2):
Interest on deposits	$9,863		$9,527		$10,377		$11,901		$18,052
Interest on borrowed funds	6,313		2,314		573		1,607		2,009
Interest on senior and subordinated debt	12,465		12,545		12,062		13,607		14,840
Total interest expense	28,641		24,386		23,012		27,115		34,901
Portion of rental expense representative of interest factor	2,856		1,889		1,393		1,019		1,110
Total fixed charges	31,497		26,275		24,405		28,134		36,011
Preference security dividend (3)	—		—		—		—		—
Total fixed charges and preferred stock dividends	$31,497		$26,275		$24,405		$28,134		$36,011

Ratio of earnings to fixed charges	5.40	x	5.56	x	5.12	x	5.55	x	(0.39)	x
Ratio of earnings to combined fixed charges and preferred stock dividends	5.40	x	5.56	x	5.12	x	5.55	x	(0.39)	x

Ratio 2 - Excluding Interest on Deposits
Earnings available for fixed charges:
Net income (loss) from continuing operations	$92,349		$82,064		$69,306		$79,306		$(21,054)
Add:
Income tax expense (benefit)	46,171		37,747		31,170		48,715		(28,882)
Fixed charges	21,634		16,748		14,028		16,233		17,959
Total earnings available for fixed charges	160,154		136,559		114,504		144,254		(31,977)

Fixed charges (2):
Interest on borrowed funds	$6,313		2,314		573		1,607		2,009
Interest on senior and subordinated debt	12,465		12,545		12,062		13,607		14,840
Portion of rental expense representative of interest factor	2,856		1,889		1,393		1,019		1,110
Total fixed charges	21,634		16,748		14,028		16,233		17,959
Preference security dividend (3)	—		—		—		—		—
Total fixed charges and preferred stock dividends	$21,634		$16,748		$14,028		$16,233		$17,959

Ratio of earnings to fixed charges	7.40	x	8.15	x	8.16	x	8.89	x	(1.78)	x
Ratio of earnings to combined fixed charges and preferred stock dividends	7.40	x	8.15	x	8.16	x	8.89	x	(1.78)	x

(1)	The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings."

(2)	"Fixed charges" consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.

(3)	This is computed as the amount of the preferred dividend divided by (1 minus the effective income tax rate applicable to continuing operations).